EXHIBIT 5

                                          September 29, 1998


International Rectifier Corporation
233 Kansas Street
El Segundo, CA  90245

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement prepared to be filed by International Rectifier Corporation ("Company") with the Securities and Exchange Commission under the Securities Act of 1933 relating to 985,000 additional shares of the Common Stock of the Company, $1 par value ("Common Stock") to be issued and sold in accordance with the Company's 1997 Employee Stock Incentive Plan ("Plan").

     I have examined the Plan, form of agreement and proceedings to be taken by the Company in connection with the adoption of the Plan and the grant of options thereunder.

     Based on the foregoing examination, I am of the opinion that:

     (i) the Plan has been duly and validly adopted by the Company; and

     (ii) the shares of Common Stock, when issued and sold in accordance with the Plan, will constitute legally and validly issued, fully paid, and non-assessable shares of the Company.

     I consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                         Respectfully submitted,


                         /s/ L. Michael Russell
                         L. Michael Russell
                         Vice President, General
                         Counsel and Secretary